SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
                         Securities Exchange Act of 1934
                              (Amendment No. ____)

   Filed by the Registrant [ X ]
   Filed by a Party other than the Registrant [  ]

   Check the appropriate box:

   [X ] Preliminary Proxy Statement
   [  ] Confidential, for Use of the Commission Only (as permitted by Rule
        14a-6(e)(2))
   [  ] Definitive Proxy Statement
   [  ] Definitive Additional Materials
   [  ] Soliciting Material Pursuant to Section  240.14a-11(c) or Section
        240.14a-12

                          Interstate Energy Corporation
                (Name of Registrant as Specified in its Charter)


    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

   Payment of Filing Fee (Check the appropriate box):

   [X ] No fee required.

   [  ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-
        11.

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        2)  Aggregate number of securities to which transaction applies:

        3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        4)  Proposed maximum aggregate value of transaction:

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   [  ] Fee paid previously with preliminary materials.

   [  ] Check box if any part of the fee is offset as provided by Exchange
        Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

        1)  Amount Previously Paid:

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
                                                       Preliminary Copy

                          INTERSTATE ENERGY CORPORATION
                            d/b/a Alliant Corporation
       222 West Washington Avenue  P. O. Box 2568  Madison, WI 53701-2568
                              Phone:  608/252-3110

                                  May 18, 1998


   TO THE OWNERS OF INTERSTATE ENERGY CORPORATION:

        We extend a cordial invitation to you to join us at the 1998 Annual Meeting of Shareowners. The meeting will be held at the Collins Plaza Hotel, 1200 Collins Road, N.E., Cedar Rapids, Iowa, on Wednesday, June 24, 1998, at 10:00 a.m. (Central Time). If you plan to join us, please indicate the names of the individuals who will be attending on the enclosed proxy card reservation form.

        Interstate Energy Corporation (the Company) and its subsidiaries, Wisconsin Power and Light Company ("WP&L") and Interstate Power Company ("IPC"), will hold separate shareowner meetings. If you are a shareowner of the Company and a preferred shareowner of WP&L, you will receive separate Notices of Annual Meeting and Proxy Statements and separate proxy cards, one for each company. If you are a shareowner of the Company and a preferred shareholder of WP&L, you will have to return both proxy cards to vote all your shares. If you are a preferred shareowner of IPC, you will receive a separate Note of Meeting and, if you so desire, will need to attend the meeting to vote your shares.

        The enclosed Notice of Annual Meeting and Proxy Statement sets forth the items to be considered at the Company's annual meeting. There will also be informative reports on the affairs of the Company after which shareowners will be given the opportunity to ask questions and make comments. Light refreshments will be served following the meeting.

        It is important to your interests, and also is helpful to the directors of the Company, that all shareowners participate in the affairs of the Company, regardless of the number of shares owned. Whether or not you plan to attend the meeting, please sign and date the enclosed proxy card and return it in the postage paid envelope. You may, of course, still vote your shares in person at the meeting even if you have previously returned your proxy.

        Your participation in person or by proxy is very important.

                                           Sincerely,


                                           LEE LIU
                                           Chairman of the Board

                          INTERSTATE ENERGY CORPORATION

                            d/b/a Alliant Corporation

                          ANNUAL MEETING OF SHAREOWNERS

                       DATE:          June 24, 1998

                       TIME:         10:00 AM, Central Time

                       LOCATION:     Collins Plaza Hotel
                                     1200 Collins Road, N.E.
                                     Cedar Rapids, Iowa



                         SHAREOWNER INFORMATION NUMBERS

                   LOCAL CALLS (MADISON, WI AREA)
                                                  608-252-3110

                   TOLL FREE NUMBER  . . . . .  1-800-356-5343

                          INTERSTATE ENERGY CORPORATION
                            d/b/a Alliant Corporation
        222 West Washington Avenue  P. O. Box 2568  Madison WI 53701-2568
                               Phone: 608/252-3110

                     NOTICE OF ANNUAL MEETING OF SHAREOWNERS
                                  June 24, 1998
                                     10:00 AM

        The Annual Meeting of Shareowners of Interstate Energy Corporation (the Company) will be held at the Collins Plaza Hotel, 1200 Collins Road, N.E., Cedar Rapids, Iowa, on Wednesday, June 24, 1998, at 10:00 AM (local time), for the following purposes:

        (1) To elect (a) five directors for terms expiring at the 2001 Annual Meeting of Shareowners, (b) three directors for terms expiring at the 2000 Annual Meeting of Shareowners, and (c) three directors for terms expiring at the 1999 Annual Meeting of Shareowners.

        (2) To approve an amendment of the Company's Restated Articles of Incorporation to change the name of the Company from Interstate Energy Corporation to Alliant Corporation.

        (3) To consider and act upon any other business that may properly come before the meeting.

        The Board of Directors of the Company presently knows of no other business to come before the meeting.

        Only the holders of common stock of record on the books of the Company at the close of business on May 11, 1998, are entitled to vote at the meeting. All such shareowners are requested to be present at the meeting in person or by proxy, so that the presence of a quorum may be assured.

        Please sign and return your proxy immediately. If you attend the meeting, you may withdraw your proxy at the registration desk and vote in person. All shareowners are urged to return their proxies promptly.

        Your proxy covers all of your shares of common stock of the Company. For present or past employees of the Company or Wisconsin Power and Light Company, your proxy includes any shares held for your account under the Company's Shareowner Direct Plan. For present or past employees of IES Utilities Inc., your proxy includes any shares held for your account under IES Utilities Employee Stock Ownership Plan. For shares credited to an account under any 401(k) or similar retirement savings plan of the Company, Wisconsin Power and Light Company, IES Utilities Inc. or Interstate Power Company, you will receive a form of proxy from the trustee of the respective plan.

        A copy of the 1997 Annual Report of the Company is enclosed.

                               By Order of the Board of Directors,



                               EDWARD M. GLEASON
                               Vice President, Treasurer
                               and Corporate Secretary

   May 18, 1998

                          INTERSTATE ENERGY CORPORATION
                            d/b/a Alliant Corporation
        222 West Washington Avenue  P. O. Box 2568  Madison WI 53701-2568
                               Phone: 608/252-3110

                                   May 18, 1998

                           PROXY STATEMENT RELATING TO
                        1998 ANNUAL MEETING OF SHAREOWNERS

        The purposes of the meeting are set forth in the accompanying notice. The enclosed proxy relating to the meeting is solicited on behalf of the Board of Directors of the Company and the cost of such solicitation will be borne by the Company. Following the original solicitation of proxies by mail, beginning on or about May 18, 1998, certain of the officers and regular employees of the Company may solicit proxies by telephone, telegraph or in person, but without extra compensation. The Company will pay to banks, brokers, nominees, and other fiduciaries, their reasonable charges and expenses incurred in forwarding the proxy material to their principals.

        On April 21, 1998, the merger involving IES Industries Inc., Interstate Power Company and WPL Holdings, Inc. was completed (the "Merger"), after which the name of the Company was changed from WPL Holdings, Inc. to Interstate Energy Corporation. Following the Merger, Heartland Development Corporation, the holding company for non-regulated operations of the Company, changed its name to Alliant Industries Inc. ("Alliant Industries"). The Company is now the parent holding company of Wisconsin Power and Light Company ("WP&L"), IES Utilities Inc. ("IES"), Interstate Power Company ("IPC") and Alliant Industries.

        The Company will furnish without charge, to each shareowner who is entitled to vote at the meeting and who makes a written request, a copy of the Company's Annual Report on Form 10-K (not including exhibits thereto), as filed pursuant to the Securities Exchange Act of 1934. Written requests for the Form 10-K should be mailed to the Corporate Secretary at the address stated above.

                                   PROPOSAL #1:
                              ELECTION OF DIRECTORS

        Eleven directors are to be elected at the meeting. Joyce L. Hanes, Arnold M. Nemirow, Jack R. Newman, Judith D. Pyle, and David Q. Reed are nominees to hold office for a term expiring in 2001; Lee Liu, Robert W. Schlutz and Wayne H. Stoppelmoor are nominees to hold office for a term expiring in 2000; and Alan B. Arends, Robert D. Ray and Anthony R. Weiler are nominees to hold office for a term expiring in 1999. All nominees are currently directors of the Company, IES and IPC. All persons elected as directors will serve until the Annual Meeting of Shareowners of the Company in the year their respective term expires, or until their successors have been duly elected and qualified.

        Directors will be elected by a plurality of the votes cast at the meeting (assuming a quorum is present). Consequently, any shares not voted at the meeting, whether due to abstentions, broker non-votes or otherwise, will have no effect on the election of directors. A vote shown as withheld on a returned proxy card will have the same effect as a vote against. The proxies solicited may be voted for a substitute nominee or nominees in the event that any of the nominees shall be unable to serve, or for good reason will not serve, a contingency not now anticipated.

        Brief biographies of the director nominees and continuing directors follow. These biographies include their age (as of December 31, 1997), an account of their business experience, and the names of publicly-held and certain other corporations of which they are also directors. Except as otherwise indicated, each nominee and continuing director has been engaged in his or her present occupation for at least the past five years.

                                     Nominees

   For Terms Expiring in 2001

   Joyce L. Hanes                Principal Occupation: Director and Chairman
                                 of Midwest Wholesale Inc.

                                 Age:  65
        (Photo)
                                 Served as a director of the Company since the consummation of the Merger.

                                 Annual meeting at which nominated term of
                                 office will expire:  2001

   Other Information: Ms. Hanes has been a director of Midwest Wholesale Inc., Mason City, Iowa since 1970. She was re-elected Chairman of the Board of that company in December, 1997, having previously served as Chairman from 1986 to 1988. Ms. Hanes has served as a director of IPC since 1982, and of WP&L and IES since the consummation of the Merger.

   Arnold M. Nemirow           Principal Occupation:  Chairman, President
                               and Chief Executive Officer, Bowater, Inc. (a pulp and paper manufacturer), Greenville,
                               South Carolina.

                               Age:  54
         (Photo)
                               Served as director of the Company since 1991.

                               Annual Meeting at which nominated term of office will expire: 2001

   Other Information: Mr. Nemirow served as President, Chief Executive Officer and Director of Wausau Paper Mills Company, a pulp and paper manufacturer, from 1990 until joining Bowater, Inc., in September 1994. Mr. Nemirow has served as a director of WP&L since 1994, and of IES and IPC since the consummation of the Merger. He is a member of the New York Bar.

   Jack R. Newman              Principal Occupation: Partner of Morgan,
                               Lewis & Bockius, an international law firm based in Washington, D.C.

                               Age:  64
        (Photo)
                               Served as a director of the Company since the consummation of the Merger.

                               Annual Meeting at which nominated term of
                               office will expire:  2001

   Other Information:          Mr. Newman has been engaged in private
   practice since 1967 and has been a partner of Morgan, Lewis & Bockius since December 1, 1994. Prior to joining Morgan, Lewis & Bockius, he was a partner in the law firms Newman & Holtzinger and Newman, Bouknight & Edgar. He has served as nuclear legal counsel to IES since 1968. He advises a number of utility companies on nuclear power matters, including many European and Asian companies. Mr. Newman is a member of the Bar of the State of New York, the Bar Association of the District of Columbia, the Association of the Bar of the City of New York, the Federal Bar Association and the Lawyers Committee of the Edison Electric Institute. Mr. Newman has served as a director of IES since 1994, and of WP&L and IPC since the consummation of the Merger.

   Judith D. Pyle              Principal Occupation:  Vice Chair of The Pyle
                               Group, a financial services company, Madison, Wisconsin.

                               Age:  54
       (Photo)
                               Served as a director of the Company since
                               1992.

                               Annual Meeting at which nominated term of
                               office will expire:  2001

   Other Information: Prior to assuming her current position, Ms. Pyle served as Vice Chair and Senior Vice President of Corporate Marketing of Rayovac Corporation (a battery and lighting products manufacturer), Madison, Wisconsin. Ms. Pyle is a director of Firstar Corporation. She is also a member of the Board of Visitors at the University of Wisconsin School of Human Ecology. Further, Ms. Pyle is a member of Boards of Directors of the United Way Foundation, Greater Madison Chamber of Commerce, Madison Art Center, Wisconsin Taxpayers Alliance, Children's Theatre of Madison, and is a trustee of the White House Endowment Fund. Ms. Pyle has served as a director of WP&L since 1994, and of IES and IPC since the consummation of the Merger.

   David Q. Reed               Principal Occupation:  Independent
                               practitioner of law in Kansas City, Missouri.

                               Age:  66
        (Photo)
                               Served as a director of the Company since the consummation of the Merger.

                               Annual Meeting at which nominated term of
                               office will expire:  2001

   Other Information:          Mr. Reed has been engaged in the private
   practice of law since 1960. He is a member of the American Bar Association, the Association of Trial Lawyers of America, the Missouri Association of Trial Lawyers, the Missouri Bar and the Kansas City Metropolitan Bar Association. Mr. Reed has served as a director of IES (or predecessor companies) since 1967, and of WP&L and IPC since the consummation of the Merger.

                           For Terms Expiring in 2000

   Lee Liu Principal Occupation: Chairman of the Board of the Company.

                               Age:  64

   (Photo) Served as a director of the Company since the consummation of the Merger.

                               Annual Meeting at which current term of
                               office will expire:  2000

   Other Information:          Mr. Liu has served as Chairman of the Board
   of the Company since the consummation of the Merger. Mr. Liu was Chairman of the Board and Chief Executive Officer of IES Industries Inc. and Chairman of the Board and Chief Executive Officer of IES. Mr. Liu has held a number of professional, management and executive positions after joining Iowa Electric Light and Power Company (later known as IES Utilities Inc.) in 1957. He is a director of HON Industries Inc., an office equipment manufacturer in Muscatine, Iowa; McLeod USA Inc., a telecommunications company in Cedar Rapids, Iowa; Principal Financial Group, an insurance company in Des Moines, Iowa; and Eastman Chemical Company, a diversified chemical company in Kingsport, Tennessee. He also serves as a trustee for Mercy Medical Center, a hospital in Cedar Rapids, Iowa and is a member of the University of Iowa College of Business Board of Visitors. Mr Liu has served as a director of IES (or predecessor companies) since 1981, and of WP&L and IPC since the consummation of the Merger.

   Robert W. Schlutz           Principal Occupation:  President of Schlutz
                               Enterprises, a diversified farming and
                               retailing business in Columbus Junction,
                               Iowa.

                               Age:  62
      (Photo)
                               Served as a director of the Company since the consummation of the Merger.

                               Annual Meeting at which current term of
                               office will expire:  2000

   Other Information: Mr. Schlutz is a director of PM Agri-Nutritional Group Inc., an animal health business in St. Louis, Missouri, and the Iowa Foundation for Agricultural Advancement. Mr. Schlutz is President of the Iowa State Fair Board and member of various community organizations. He also served on the National Advisory Council for the Kentucky Fried Chicken Corporation. He is a past Chairman of the Environmental Protection Commission for the State of Iowa. Mr. Schlutz has served as a director of IES (or predecessor companies) since 1989, and of WP&L and IPC since the consummation of the Merger.

   Wayne H. Stoppelmoor        Principal Occupation:  Vice Chairman of the
                               Board of the Company.

                               Age:  63
      (Photo)
                               Served as a director of the Company since the consummation of the Merger.

                               Annual Meeting at which current term of
                               office will expire:  2000

   Other Information: Mr. Stoppelmoor has served as Vice Chairman of the Board of Directors of the Company since the consummation of the Merger. Prior thereto, Mr. Stoppelmoor had served as Chairman, President and Chief Executive Officer of IPC. He retired as President of IPC on October 1, 1996 and as Chief Executive Officer on January 1, 1997. Mr. Stoppelmoor has served as a director of IPC since 1986, and of WP&L and IPC since the consummation of the Merger.


                           For Terms Expiring in 1999

   Alan B. Arends              Principal Occupation:  Chairman of the Board
                               of Directors of Alliance Benefit Group
                               Financial Services, Corp. (formerly Arends
                               Associates, Inc.,) of Albert Lea, Minnesota, an employee benefits company.

                               Age:  64
      (Photo)
                               Served as a director of the Company since the consummation of the Merger.

                               Annual Meeting at which current term of
                               office will expire:  1999

   Other Information: Mr. Arends founded Alliance Benefit Group Financial Services Corp. in 1983. Mr. Arends has served as a director of IPC since 1993, and of WP&L and IES since the consummation of the Merger.

   Robert D. Ray               Principal Occupation:  Retired President and
                               Chief Executive Officer of IASD Health
                               Services Inc. (formerly Blue Cross and Blue
                               Shield of Iowa, Western Iowa and South
                               Dakota), an insurance firm in Des Moines, Iowa.

                               Age:  69
      (Photo)
                               Served as a director of the Company since the consummation of the Merger.

                               Annual Meeting at which current term of
                               office will expire:  1999

   Other Information: Mr. Ray served as Governor of the State of Iowa for fourteen years, and was the United States Delegate to the United Nations in 1984. He is a director of the Maytag Company, an appliance manufacturer in Newton, Iowa. He also serves as Chairman of the National Leadership Commission on Health Care Reform and the National Advisory Committee on Rural Health Care. Mr. Ray is Chairman of the Board of Governors, Drake University, Des Moines, Iowa, and a member of the Iowa Business Council. Mr. Ray has served as a director of IES (or predecessor companies) since 1987, and of WP&L and IPC since the consummation of the Merger.

   Anthony R. Weiler           Principal Occupation:  Senior Vice President,
                               Merchandising, for Heilig-Meyers Company, a national furniture retailer in Richmond,
                               Virginia.

                               Age:  61
      (Photo)
                               Served as a director of the Company since the consummation of the Merger.

                               Annual Meeting at which current term of
                               office will expire:  1999

   Other Information: Mr. Weiler was previously Chairman and Chief Executive Officer of Chittenden & Eastman Company, a national manufacturer of mattresses in Burlington, Iowa. He was employed by Chittenden & Eastman in various management positions from 1960 to 1995. Mr. Weiler joined Heilig-Meyers Company as Senior Vice President of Merchandising in 1995. Mr. Weiler is Chairman of the National Home Furnishings Association and a director of the Retail Home Furnishings Foundation. He is a trustee of NHFA Insurance and a past director of the Burlington Area Development Corporation, the Burlington Area Chamber of Commerce and various community organizations. Mr. Weiler has served as a director of IES (or predecessor companies) since 1991, and of WP&L and IPC since the consummation of the Merger.

   THE BOARD OF DIRECTORS RECOMMENDS THE FOREGOING NOMINEES FOR ELECTION AS DIRECTORS AND URGES EACH SHAREOWNER TO VOTE "FOR" ALL NOMINEES. SHARES OF COMMON STOCK REPRESENTED BY EXECUTED BUT UNMARKED PROXIES WILL BE VOTED "FOR" ALL NOMINEES.


                              Continuing Directors

   Erroll B. Davis, Jr.        Principal Occupation:  President and Chief
                               Executive Officer of the Company.

                               Age:  53
       (Photo)
                               Served as director of the Company since 1982.

                               Annual Meeting at which current term of
                               office will expire:  2000

   Other Information: Mr. Davis was elected President of the Company in January, 1990, and was elected President and Chief Executive Officer of the Company effective July 1, 1990. Mr. Davis joined WP&L in August, 1978 and was elected President in July, 1987. He was elected as President and Chief Executive Officer of WP&L in August, 1988. Mr. Davis has also served as Chief Executive Officer of IES and IPC since the consummation of the Merger. He is a director of the Edison Electric Institute, Amoco Oil Company, Competitive Wisconsin, Inc., PPG Industries, Inc., and the Wisconsin Utilities Association. Mr. Davis is also a director and past chair of the Wisconsin Association of Manufacturers and Commerce, former director and vice chair of Forward Wisconsin, and director and acting chair of the Electric Power Research Institute, past director of the Association of Edison Illuminating Companies, and the American Gas Association. Mr. Davis is also a member of the Iowa Business Council. Mr. Davis has served as a director of WP&L since 1984, and of IES and IPC since the consummation of the Merger.


   Rockne G. Flowers           Principal Occupation:  Chief Executive
                               Officer of Nelson Industries, Inc. (a
                               muffler, filter, industrial silencer, and active sound and vibration control technology and manufacturing firm), Stoughton, Wisconsin
                               (a subsidiary of Cummins Engine Company).

                               Age:  66
       (Photo)
                               Served as director of the Company since 1981.

                               Annual Meeting at which current term of
                               office will expire:  1999

   Other Information: Mr. Flowers is a director of Digisonix, Inc.; American Family Mutual Insurance Company; Janesville Sand and Gravel Company; M&I Bank of Southern Wisconsin; Meriter Health Services, Inc.; Meriter Hospital; the Wisconsin History Foundation, and University Research Park. Mr. Flowers has served as a director of WP&L from 1979 to 1990 and since 1994, and of IES and IPC since the consummation of the Merger.

   Katharine C. Lyall          Principal Occupation:  President, University
                               of Wisconsin System, Madison, Wisconsin.

                               Age:  56

       (Photo)                 Served as director of the Company since 1994.

                               Annual Meeting at which current term of
                               office will expire:  1999

   Other Information: Ms. Lyall has served as President of the University of Wisconsin System since April 1992. Prior thereto, she served as Executive Vice President of the University of Wisconsin System. She also serves on the Board of Directors of the Kemper National Insurance Companies and the Carnegie Foundation for the Advancement of Teaching. She is a member of a variety of professional and community organizations, including the American Economic Association; Carnegie Foundation for Advancement of Teaching (President, Board of Trustees); the Wisconsin Academy of Sciences, Arts and Letters; the American Red Cross (Dane County); Competitive Wisconsin, Inc.; and Forward Wisconsin. In addition to her administrative position, she is a professor of economics at the University of Wisconsin-Madison. Ms. Lyall has served as a director of WP&L since 1986, and of IES and IPC since the consummation of the Merger.

   Milton E. Neshek            Principal Occupation:  Special Consultant to
                               the Kikkoman Corporation, Tokyo, Japan, and
                               General Counsel and Secretary of Kikkoman
                               Foods, Inc. and Manager, New Market
                               Development, Kikkoman Foods, Inc. (a food
                               products manufacturer), Walworth, Wisconsin.
       (Photo)
                               Age:  67

                               Served as director of the Company since 1986.

                               Annual Meeting at which current term of
                               office will expire:  2000

   Other Information: Mr. Neshek is a director of Kikkoman Foods, Inc.; Midwest U.S.-Japan Association; Regional Transportation Authority (for southeast Wisconsin); and Wisconsin-Chiba, Inc. He is a fellow in the American College of Probate Counsel. Mr. Neshek is a member of the Walworth County Bar Association, the State Bar of Wisconsin, and the American Judicature Society. Mr. Neshek is also a member of the Wisconsin Sesquicentennial Commission and a member of its Executive and Finance Committee. Mr. Neshek is a member of the Wisconsin International Trade Council (WITCO) and is Chairman of the WITCO International Education Task Force. Mr. Neshek has served as a director of WP&L since 1984, and of IES and IPC since the consummation of the Merger.


                                   PROPOSAL #2:
                             CHANGE OF CORPORATE NAME

        The Board of Directors proposes and recommends that the shareowners approve an amendment (the "Name Change Amendment") to Article I of the Company's Restated Articles of Incorporation to change the name of the Company from "Interstate Energy Corporation" to "Alliant Corporation".
   The terms of the Name Change Amendment are set forth in Appendix A to this Proxy Statement. The name change is intended to reflect the Company's strategy to form valuable alliances and partnerships that will ensure success in a competitive energy-services marketplace and to reflect the Company's long-term strategy to expand its energy-related businesses both domestically and internationally. Changing the Company's name does not alter any of the rights of shareowners.

        The affirmative vote of the holders of a majority of the shares of the Company's common stock represented and voted at the annual meeting (assuming a quorum is present) is required to approve the Name Change Amendment. Assuming the existence of a quorum, any shares of common stock not voted at the meeting, whether due to abstentions, broker non-votes or otherwise, will have no impact regarding the proposal to approve the Name Change Amendment.


   THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE NAME CHANGE AMENDMENT. SHARES OF COMMON STOCK REPRESENTED BY EXECUTED BUT UNMARKED PROXIES WILL BE VOTED "FOR" SUCH AMENDMENT.



                       MEETINGS AND COMMITTEES OF THE BOARD

        The Board of Directors of the Company has standing Audit, Compensation and Personnel, and Nominating and Governance Committees. Information regarding each of the committees is set forth below.

   Audit Committee
        As of January 1, 1997, the committee consisted of L. David. Carley,
   R. G. Flowers, Donald. R. Haldeman, and K. C. Lyall (Chair). Messrs. Carley and Haldeman retired as directors upon consummation of the Merger. The committee held two meetings in 1997. Since the effective date of the Merger, the committee has consisted of J. L. Hanes (Chair), K. C. Lyall,
   M. E. Neshek, D. Q. Reed and R. W. Schlutz. The committee recommends to the Board the appointment of independent auditors; reviews the reports and comments of the independent auditors; reviews the activities and reports of the Company's internal audit staff; and, in response to the reports and comments of both the independent auditors and internal auditors, recommends to the Board any action which the Audit Committee considers appropriate.

   Compensation and Personnel Committee
        As of January 1, 1997, the committee consisted of A. M. Nemirow (Chair), M. E. Neshek, Henry. C. Prange, J. D. Pyle, and Carol. T. Toussaint. Mr. Prange and Mrs. Toussaint retired as directors upon consummation of the Merger. The committee held two meetings in 1997. Since the effective date of the Merger, the committee has consisted of A.
   M. Nemirow (Chair), A. B. Arends, J. R. Newman, J. D. Pyle and A. R. Weiler. The committee sets executive compensation policy; administers the Company's Long-Term Equity Incentive Plan; reviews the performance of and approves salaries for officers and certain other management personnel; reviews and recommends to the Board new or changed employee benefit plans; reviews major provisions of negotiated employment contracts, if any; and reviews human resource development programs.

   Nominating and Governance Committee
        As of January 1, 1997, the committee consisted of L. D. Carley (Chair), R. G. Flowers, K. C. Lyall, A. M. Nemirow, H. C. Prange, and J.
   D. Pyle. Messrs. Carley and Prange retired as directors upon consummation of the Merger. The committee held four meetings in 1997. Since the effective date of the Merger, the committee has consisted of R. G. Flowers (Chair), A. B. Arends, J. D. Pyle, R. D. Ray and A. R. Weiler. The committee's responsibilities include recommending and nominating new members of the Board, recommending committee assignments and committee chair persons, evaluating overall Board effectiveness, preparing an annual report on CEO effectiveness, and considering and developing recommendations to the Board of Directors on other corporate governance issues. In making recommendations of nominees for election to the Board, the committee will consider nominees recommended by shareowners. Any shareowner wishing to make a recommendation should write the Chief Executive Officer of the Company, who will forward all recommendations to the committee.

        The Board of Directors held seven meetings during 1997. Only one director (Mr. Nemirow) attended less than 75% of the aggregate number of meetings of the Board and Board committees on which he served.

                            Compensation of Directors

        No fees are paid to directors who are officers of the Company and/or any of its subsidiaries (presently Mr. Davis, Mr. Liu and Mr. Stoppelmoor). Non-management directors, each of whom serve on the Boards of the Company, WP&L, IES, IPC and Alliant Industries, receive an annual retainer of $32,800 for service on all five boards. Travel expenses are paid for each meeting day attended. All non-management directors also receive a 25 percent Company matching contribution in common stock for limited optional cash purchases, up to $10,000, of the Company's common stock through the Company's Shareowner Direct Plan. Matching contributions of $2,500 each for calendar year 1997 were made for the following directors: L. D. Carley, R. G. Flowers, D. R. Haldeman, K. C. Lyall, A. M. Nemirow, M. E. Neshek, H. C. Prange, J. D. Pyle, and C. T. Toussaint.

        Director's Charitable Award Program - The Company maintains a Director's Charitable Award Program for the members of its Board of Directors beginning after three years of service. The purpose of the Program is to recognize the interest of the Company and its directors in supporting worthy institutions, and to enhance the Company's director benefit program so that the Company is able to continue to attract and retain directors of the highest caliber. Under the Program, when a director dies, the Company will donate a total of $500,000 to one qualified charitable organization, or divide that amount among a maximum of four qualified charitable organizations, selected by the individual director. The individual director derives no financial benefit from the Program. All deductions for charitable contributions are taken by the Company, and the donations are funded by the Company through life insurance policies on the directors. Over the life of the Program, all costs of donations and premiums on the life insurance policies, including a return of the Company's cost of funds, will be recovered through life insurance proceeds on the directors. The Program, over its life, will not result in any material cost to the Company.

        Director's Life Insurance Program - The Company maintains a split-dollar Director's Life Insurance Program for non-employee directors, beginning after three years of service, which provides a maximum death benefit of $500,000 to each eligible director. Under the split-dollar arrangement, directors are provided a death benefit only and do not have any interest in the cash value of the policies. The Life Insurance Program is structured to pay a portion of the total death benefit to the Company to reimburse the Company for all costs of the program, including a return on its funds. The Life Insurance Program, over its life, will not result in any material cost to the Company.

        Director Emeritus Program - In connection with the Merger, the Company put in place a Director Emeritus Program under which directors that retired from the Board as a result of the Merger are paid the same annual retainer fee as continuing directors for up to two years after they retire or until they reach age 71, whichever occurs first. This program is intended to apply only to directors who retired in connection with the Merger.

        Director nominee Jack R. Newman serves as legal counsel to the Company on nuclear issues. Mr. Newman's firm, Morgan, Lewis & Bockius has also has provided legal services to the Company related to the Merger.


                         OWNERSHIP OF VOTING SECURITIES
        Listed in the following table are the shares of the Company's common stock owned by the executive officers listed in the Summary Compensation Table and all directors of the Company, as well as the number of shares owned by directors and officers as a group as of April 21, 1998. The directors and executive officers of the Company as a group owned less than one percent of the outstanding shares of common stock on that date. To the Company's knowledge, no shareowner beneficially owned 5 percent or more of the Company's outstanding common stock as of April 21, 1998.

                                                             Shares
                                                          Beneficially
        Name of Beneficial Owner                             Owned(1)
        Executives(2)
           Lance W. Ahearn . . . . . . . . . . . .       29,358 (3)
           A. J. (Nino) Amato  . . . . . . . . . .        5,810 (4)
           Daniel A. Doyle . . . . . . . . . . . .        3,603 (4)
           William D. Harvey . . . . . . . . . . .       14,767 (4)
           Eliot G. Protsch  . . . . . . . . . . .       14,941 (4)

        Director Nominees
           Alan B. Arends  . . . . . . . . . . .          1,100
           Joyce L. Hanes. . . . . . . . . . . . .        1,868
           Lee Liu . . . . . . . . . . . . . . . .       49,772
           Arnold M. Nemirow . . . . . . . . . . .        9,567
           Jack R. Newman  . . . . . . . . . . . .        1,482
           Judith D. Pyle  . . . . . . . . . . . .        6,100
           Robert D. Ray . . . . . . . . . . . . .        3,193
           David Q. Reed . . . . . . . . . . . . .        6,044
           Robert W. Schlutz . . . . . . . . . . .        3,633
           Wayne H. Stoppelmoor  . . . . . . . . .        6,075
           Anthony R. Weiler . . . . . . . . . . .        4,603

        Continuing Directors
           Erroll B. Davis, Jr.  . . . . . . . .         33,703 (4)
           Rockne G. Flowers . . . . . . . . . . .        9,819
           Katharine C. Lyall  . . . . . . . . . .        7,194
           Milton E. Neshek  . . . . . . . . . . .       12,195

        All Executives and Directors as a Group
           36 people, including those listed above      304,758


        (1) Total shares of Company common stock outstanding as of April 22, 1998 were 76,754,618.
        (2) Stock ownership of Mr. Davis is shown with continuing directors.
        (3)   Mr. Ahearn resigned in November 1997.
        (4) Included in the beneficially owned shares shown are: Indirect ownership interests with shared voting and investment powers:
              Mr. Amato -1,032, Mr. Harvey - 1,828, Mr. Protsch - 552, Mr. Davis - 5,603, Ms. Hanes - 425, Mr. Liu - 9,755, Mr. Reed - 353
              and Mr. Weiler - 1,037; and Excercisable stock options : Mr. Davis - 13,100, Mr. Harvey - 4,700, Mr. Protsch - 4,700, Mr.
              Amato - 3,650 and Mr. Doyle - 2,900 (all directors and officers as a group - 39,200).


                      COMPENSATION OF EXECUTIVE OFFICERS

        The following Summary Compensation Table sets forth the total compensation paid by the Company and its subsidiaries for all services rendered during 1997, 1996, and 1995 to the Chief Executive Officer and the five other most highly compensated executive officers of the Company or its subsidiaries who performed policy making functions for the Company.

                                                   SUMMARY COMPENSATION TABLE
                                                              (Dollars)
                                                                                           Long-Term
                                            Annual Compensation                       Compensation Awards
                                                                 Other           Options/    Restricted
   Name and                                                    Annual             SARs         Stock       All Other
   Principal Position        Year     Salary1    Bonus 2    Compensation 3      (Shares) 4     Awards     Compensation 5

   Erroll B. Davis, Jr.     1997      450,000     200,800      19,982           13,800            -         60,261
   President and CEO        1996      450,000     297,862      23,438           12,600            -         66,711
                            1995      426,038     125,496      18,963
                                                                                13,100            -         61,513
   William D. Harvey        1997      220,000      43,986      14,944            5,100            -         33,043
   Senior Vice              1996      220,000      92,104      10,765            4,650            -         29,343
    President - WP&L        1995      203,846      47,340       5,746            4,700            -         23,534

   Eliot G. Protsch         1997      220,000      51,400      11,444            5,100            -         30,057
   Senior Vice              1996      220,000     101,224       7,657            4,650            -         25,890
    President - WP&L        1995      200,000      47,520       4,169            4,700            -         20,178

   A. J. (Nino) Amato 6     1997      168,846      25,262      13,775            3,900            -         27,809
   Senior Vice              1996      168,846      65,920       9,346            3,550            -         22,723
    President - WP&L        1995      156,804      40,046       5,144            3,650            -         18,059

   Daniel A. Doyle          1997      165,400      20,139       7,087            3,250            -         17,811
   Vice President - Power   1996      149,150      46,865       3,053            2,800            -         12,180
    Production - WP&L       1995      140,399      32,465       3,090            2,900            -         11,155

   Lance W. Ahearn    7     1997      186,011      70,458     106,340             -               -        791,727
                            1996      205,000      59,860       6,180             -               -         35,147
                            1995      195,000      34,125       3,814             -               -         29,663

   ___________________
   1    Includes vacation days sold back to the Company, if any.
   2    Bonuses include special bonuses for merger related work of: Mr. Davis - $100,000, Mr. Harvey - $25,000, Mr. Protsch -
        $25,000, Mr. Amato - $5,000 and Mr. Doyle - $10,000.  The bonus for Mr. Ahearn for 1997 includes a tax reimbursement bonus related to tax on proceeds from Alliant Industries restricted stock redeemed during 1997.
   3    Other Annual Compensation for 1997 consists of:  Income tax gross-ups for reverse split-dollar life insurance:  Mr. Davis
        - $13,526, Mr. Harvey - $5,567, Mr. Protsch - $2,866, Mr. Ahearn - $3,476, Mr. Amato - $4,732 and Mr. Doyle - $3,164;
        Income tax gross-ups on financial counseling benefit:  Mr. Davis - $6,456, Mr. Harvey - $9,377, Mr. Protsch - $8,578, Mr.
        Ahearn - $4,096, Mr. Amato - $9,043 and Mr. Doyle - $3,923; and Income tax gross-ups for redemption of Alliant Industries stock: Mr. Ahearn - $98,768.
   4    Awards made in 1997 were in combination with contingent dividend awards as described in the table entitled "Long-Term
        Incentive Awards in 1997".
   5    All Other Compensation for 1997 consists of: matching contributions to 401(k) plan, Mr. Davis - $13,500, Mr. Harvey -
        $6,600, Mr. Protsch - $6,600, Mr. Ahearn - $4,750, Mr. Amato -$4,100 and Mr. Doyle - $4,962; Financial counseling benefit, Mr. Davis - $7,000, Mr. Harvey - $10,167, Mr. Protsch - $10,750, Mr. Ahearn - $11,333, Mr. Amato - $11,333 and
        Mr. Doyle - $4,917; Split dollar life insurance premiums, Mr. Davis -$25,096, Mr. Harvey - $10,241, Mr. Protsch - $9,116,
        Mr. Amato - $6,446 and Mr. Doyle - $3,967; Reverse split dollar life insurance, Mr. Davis - $14,665, Mr. Harvey - $6,035,
        Mr. Protsch - $3,591, Mr. Ahearn - $6,744, Mr. Amato -$5,930 and Mr. Doyle - $3,965; Severance payments pursuant to severance agreements: Mr. Ahearn - $768,900.  The split dollar insurance premiums are calculated using the "foregone interest" method.
   6    Mr. Amato left the Company following the effective date of the Merger.
   7    Mr. Ahearn resigned as President and Chief Executive Officer of Alliant Industries in November 1997.

                  Pro-Forma Executive Compensation Information

        The following sets forth pro-forma compensation information as though the Merger had been consummated on January 1, 1997. The compensation reflected in the table was paid by the Company and IES Industries, as the case may be.

                                                              Pro-Forma
                                                     SUMMARY COMPENSATION TABLE
                                                              (Dollars)
                                                                                            Long-Term
                                            Annual Compensation                       Compensation Awards
                                                                Other           Options/    Restricted
   Name and                                                    Annual             SARs         Stock       All Other
   Principal Position        Year     Salary1    Bonus 2    Compensation 3     (Shares) 4     Awards     Compensation 5

   B. Davis, Jr.            1997      450,000     200,800      19,982           13,800            -         60,261
   President and CEO        1996      450,000     297,862      23,438           12,600            -         66,711
    of the Company          1995      426,038     125,496      18,963           13,100            -         61,513

   Lee Liu                  1997      400,000     189,000       5,956              -           176,391      13,277
   Chairman of the Board    1996      380,000     175,000       2,578              -           253,475      13,956
    and CEO - IES           1995      340,000     142,800       1,588              -           176,745      13,507

   Larry D. Root            1997      336,000         -         1,164              -              -           -
   President and Chief      1996       50,909         -           813              -              -        252,000
    Operating               1995      220,822      62,606         566              -              -        208,038
    Officer - IES

   James E. Hoffman         1997      232,200      62,694         -                -            35,462         847
   Executive Vice           1996      226,467      58,050         -                -           101,879         823
    President - IES         1995       89,583     206,500      51,523              -           143,125         324

   Thomas M. Walker         1997      230,000      62,100      38,138              -               -         2,367
   Executive Vice           1996        9,583         -           -                -            30,000         119
    President and CFO - IES

   ___________________
   1    Includes vacation days sold back to the Company, if any.
   2    The bonus for Mr. Davis consists of $39,375, from the Company's Management Incentive Plan, $61,425 from the Alliant
        Industries Management Incentive Plan and a special bonus for merger related work of $100,000.  The bonuses for Mr. Liu,
        Mr. Hoffman and Mr. Walker represent plan year awards from the IES Utilities Inc. Management Incentive Compensation Plan.
        The amount reported as bonus for Mr. Hoffman in 1995 also includes a one-time payment of $185,000 when he commenced employment with IES Utilities.
   3    Other Annual Compensation for 1997 consists of:  Income tax gross-ups for reverse split-dollar life insurance:  Mr. Davis
        - $13,526; Income tax gross-ups on financial counseling benefit:  Mr. Davis - $6,456; Earnings from the IES Utilities Key
        Employee Deferred Compensation Plan in excess of 120% of the applicable federal long-term rate provided under Section
        1274(d) of the Internal Revenue Code: Mr. Liu - $5,956 and Mr. Root - $1,164; Relocation expense reimbursement: Mr.
        Walker - $38,138.  Also included in 1995 are relocation expense reimbursements for Mr. Hoffman of $51,523.
   4    Awards for Mr. Davis made in 1997 were in combination with contingent dividend awards as described in the table entitled
        "Long-Term Incentive Awards in 1997".
   5    Awards of IES Industries restricted stock had been made by IES Industries Inc. since June 1, 1988, with one-third of each year's award being restricted for one year, one-third being restricted for two years, and one-third being restricted for three years.  The shares of restricted stock reflected in this table subject to such three-year vesting schedule are as follows:  Mr. Liu - 5,004 shares awarded for 1997, 8,703 shares awarded for 1996, and 6,171 shares awarded for 1995;  Mr.
        Hoffman - 1,006 shares awarded for 1997, 3,498 shares awarded for 1996 and 5,000 shares awarded for 1995; Mr. Walker -
        1,000 shares awarded for 1996.  Restricted stock is considered outstanding upon award date and dividends are paid to the eligible officers on these shares while restricted.  The amounts shown in the table above represent the value of the awards based upon closing price of IES Industries Common Stock on the award date.  The award date is usually in the calendar year following the plan year.  At December 31, 1997, the following listed officers of IES Industries Inc. had restricted stock for which restrictions had not lapsed as follows (values based on December 31, 1997 closing price for
        IES Industries Common Stock): Mr. Liu - 20,592 shares valued at $758,043; Mr. Hoffman - 7,838 valued at $288,536; Mr.
        Walker - 667 shares valued at $24,554.  All of the restricted shares award by IES Industries vested upon consummation of the Merger.
   6    All Other Compensation for 1997 consists of: matching contributions to 401(k) plan, Mr. Davis - $13,500 and Mr. Liu -
        $3,800; Financial counseling benefit, Mr. Davis - $7,000; Split dollar life insurance premiums, Mr. Davis -$25,096;
        Reverse split dollar life insurance, Mr. Davis - $14,665; Life insurance coverage in excess of $50,000: Mr. Liu - $9,477,
        Mr. Hoffman - $847 and Mr. Walker - $2,367.  The split dollar insurance premiums are calculated using the "foregone interest" method.  The 1996 amount for Mr. Root includes consulting fees of $249,989.  The 1995 amount for Mr. Root includes severance costs of $200,660.


                            OPTION/SAR GRANTS IN 1997

           The following table sets forth certain information concerning options/SAR's granted during 1997 to the executives named below:

                            OPTION/SAR GRANTS IN 1997
                                                                                                   Potential Realizable Value
                                                                                                   at Assumed Annual Rates of
                                                                                                     Stock Appreciation for
                                                                                                          Option Term 2
                                                       Individual Grants
                                                  % of Total
                                                 Options/SARs
                                                  Granted to       Exercise or
                                  Options/       Employees in       Base Price      Expiration
               Name            SARs Granted 1     Fiscal Year       ($/Share)          Date           5%             10%

    Erroll B. Davis, Jr.             13,800           17%             $28.00          1/2/07      $243,018         $615,814
    William D. Harvey                 5,100            6%              28.00          1/2/07        89,811          227,613
    Eliot G. Protsch                  5,100            6%              28.00          1/2/07        89,811          227,613
    A. J. (Nino) Amato                3,900            5%              28.00          1/2/07        68,679          174,057
    Daniel A. Doyle                   3,250            4%              28.00          1/2/07        57,233          145,048
    Lance W. Ahearn                      NA           NA                NA              NA            NA                 NA


        1 Consists of non-qualified stock options to purchase shares of Company common stock granted pursuant to the Company's
           Long Term Equity Incentive Plan.  Options were granted on
           January 2, 1997, and will fully vest on January 2, 2000.
           These options were granted with an equal number of contingent dividend awards as described in the table entitled "Long-Term Incentive Awards in 1997" and have exercise prices equal to the fair market value of Company shares on the date of grant. Upon a "change in control" of the Company as defined in the Plan or upon retirement, disability or death of the option holder, these options shall become immediately exercisable. Upon exercise of an option, the executive purchases all or a portion of the shares covered by the option by paying the exercise price multiplied by the number of shares as to which the option is exercised, either in cash or by surrendering common shares already owned by the executive.

        2 The hypothetical potential appreciation shown for the named executives is required by the Securities and Exchange
           Commission ("SEC") rules. The amounts shown do not represent either the historical or expected future performance of the Company's common stock level of appreciation. For example, in order for the named executives to realize the potential values set forth in the 5% and 10% columns in the table above, the price per share of the Company's Common Stock would be $45.61 and $72.65 respectively as of the expiration date of the options.



        The following table provides information for the executives named below regarding the number and value of unexercised options. No options were exercisable during 1997.


                     OPTION/SAR VALUES AT DECEMBER 31, 1997

                                       Number of Unexercised          Value of Unexercised In-the-Money
                                     Options/SAR's at Year End           Options/SAR's at Year End 1
               Name              Exercisable       Unexercisable      Exercisable        Unexercisable

    Erroll B. Davis, Jr.              0               39,500               0               $174,338
    William D. Harvey                 0               14,450               0                63,620
    Eliot G. Protsch                  0               14,450               0                63,620
    A. J. (Nino) Amato                0               11,000               0                48,950
    Daniel A. Doyle                   0                8,950               0                39,619
    Lance W. Ahearn                   NA                NA                 NA                 NA

        1 Based on the closing per share price on December 31, 1997 of Company common stock of $33.125.

        The following table provides information concerning long-term incentive awards made to the executives named below in 1997.

                       LONG-TERM INCENTIVE AWARDS IN 1997
                                                                ESTIMATED FUTURE PAYOUTS UNDER NON-STOCK
                                                                          PRICE-BASED PLANS 2
                              NUMBER OF     PERFORMANCE OR
                            SHARES, UNITS    OTHER PERIOD
                              OR OTHER     UNTIL MATURATION
             NAME              RIGHTS         OR PAYOUT         THRESHOLD        TARGET         MAXIMUM
                                (#) 1                              ($)            ($)             ($)

    Erroll B. Davis, Jr.       13,800           1/2/00           66,240          82,800        144,900
    William D. Harvey           5,100           1/2/00           24,480          30,600         53,550
    Eliot G. Protsch            5,100           1/2/00           24,480          30,600         53,550
    A. J. (Nino) Amato          3,900           1/2/00           18,720          23,400         40,950
    Daniel A. Doyle             3,250           1/2/00           15,600          19,500         34,125
    Lance W. Ahearn              NA               NA               NA              NA             NA


         1  Consists of Performance Units awarded under the Company's
            Long-Term Equity Incentive Plan in combination with stock options (as described in the table entitled "Option/SAR
            Grants in 1997"). These Performance Units are entirely in the form of contingent dividends and will be paid if total shareholder return over a three-year period ending January
            2, 2000 equals or exceeds the median return earned by the companies in a peer group of utility holding companies, except that there will be no payment if the Company's total return is negative over the course of such period. If payable, each participant shall receive an amount equal to the accumulated dividends paid on one share of Company common stock during the period of January 2, 1997 through December 31, 2000 multiplied by the number of performance units awarded to the participant, and modified by a performance multiplier which ranges from 0 to 1.75 based on the Company's total return relative to the peer group.

         2 Assumes, for purposes of illustration only, a $2.00 per share annual dividend on shares of common stock for 1998 and 1999.

                   Agreements and Transactions with Executives

        In connection with the Merger, Messrs. Liu and Davis entered into new employment agreements with the Company. Pursuant to Mr. Liu's agreement, Mr, Liu will serve as Chairman of the Company until the second anniversary of the effective time of the Merger. Mr. Liu will thereafter retire as an officer of the Company, although he may continue to serve as a director. Under Mr. Davis's agreement, Mr. Davis will serve as the Chief Executive Officer of the Company until at least the fifth anniversary of the effective time of the Merger and, following Mr, Liu's retirement, Mr, Davis will also serve as Chairman of the Company. Following the expiration of the initial term of Mr. Davis's employment agreement, his agreement will automatically renew for successive one-year terms, unless either Mr. Davis or the Company gives prior written notice of his or its intent to terminate the agreement. Mr. Davis will also serve as Chief Executive Officer of each subsidiary of the Company until at least the third anniversary of the effective time of the Merger and as a director of such companies during the term of his employment agreement.

        Mr. Liu's employment agreement provides that he receive an annual base salary of not less than $400,000, and supplemental retirement benefits and the opportunity to earn short-term and long-term incentive compensation (including stock options, restricted stock and other long-term incentive compensation) in amounts no less than he was eligible to receive from IES Industries before the effective time of the Merger. Pursuant to Mr. Davis's employment agreement, he is paid an annual base salary of not less than $450,000. Mr. Davis also has the opportunity to earn short-term and long-term incentive compensation (including stock options, restricted stock and other long-term incentive compensation) in amounts no less than he was eligible to receive before the effective time of the Merger, as well as supplemental retirement benefits (including continued participation in the WP&L Executive Tenure Compensation Plan) in an amount no less than he was eligible to receive before the effective time of the Merger, and life insurance providing a death benefit of three times his annual salary.

        If the employment of either Mr, Liu or Mr. Davis is terminated without cause (as defined in their respective employment agreements) or if either of them terminates his employment for good reason (as defined in their respective employment agreements), the Company or its affiliates will continue to provide the compensation and benefits called for by the respective employment agreement through the end of the term of such employment agreement (with incentive compensation based on the maximum potential awards and with any stock compensation paid in cash), and all unvested stock compensation will vest immediately. If either Mr. Liu or Mr. Davis dies or becomes disabled, or terminates his employment without good reason, during the term of his respective employment agreement, the Company or its affiliates will pay to the officer or his beneficiaries or estate all compensation earned through the date of death, disability or such termination (including previously deferred compensation and pro rata incentive compensation based upon the maximum potential awards). If the officer is terminated for cause, the Company or its affiliates will pay his base salary through the date of termination plus any previously deferred compensation. Notwithstanding the foregoing, in the event that any payments to an officer under his employment agreement or otherwise are subject to the excise tax on excess parachute payments under the Internal Revenue Code (the "Code"), then the total payments to be made under the employment agreement will be reduced so that the value of these payments the officer is entitled to receive is $1 less than the amount that would subject the officer to the 20% excise tax imposed by the Code on certain excess payments, or which the Company may pay without loss of deduction under the Code.

        The Company also has key executive employment and severance agreements ("KEESAs") with Mr. Davis and with certain other executive officers of the Company and its subsidiaries, including Messrs. Harvey, Protsch, Amato and Doyle. The KEESAs provide that each executive officer that is a party thereto is entitled to benefits if, within five years after a change in control of the Company (as defined in the KEESAs), the officer's employment is ended through (i) termination by the Company, other than by reason of death or disability or for cause (as defined in the KEESAs), or (ii) termination by the officer due to a breach of the agreement by the Company or a significant change in the officer's responsibilities, or (iii) in the case of Mr. Davis's agreement, termination by Mr. Davis following the first anniversary of the change of control. The consummation of the Merger was deemed to constitute a change in control of the Company for purposes of the KEESAs. The benefits provided are,. (i) a cash termination payment of one, two or three times (depending on which executive is involved) the sum of the officer's annual salary and his average annual bonus during the three years before the termination and (ii) continuation for up to five years of equivalent hospital, medical, dental, accident, disability and life insurance coverage as in effect at the time of termination. Each KEESA provides that if any portion of the benefits under the KEESA or under any other agreement for the officer would constitute an excess payment for purposes of the Internal Revenue Code, benefits will be reduced so that the officer will be entitled to receive $1 less than the maximum amount which he could receive without becoming subject to the 20% excise tax imposed by the Code on certain excess payments, or which the Company may pay without loss of deduction under the Code. Mr. Davis's employment agreement as described above limits benefits paid thereunder to the extent that duplicate payments would be provided to him under his KEESA. In connection with the termination of his employment and pursuant to a letter agreement with the Company, Mr. Amato received benefits totalling $614,771 under his KEESA.

        IES Industries also had an executive change of control severance agreement with Mr. Hoffman that was assumed by the Company in connection with the Merger. Mr. Hoffman's agreement provides for salary continuation and certain other benefits in the event he is terminated within a three-year period following a change in control of IES Industries. The consummation of the Merger constituted a change in control of IES Industries for purposes of Mr. Hoffman's agreement. Mr. Hoffman's severance agreement provides that, in the event of his termination during the three-year period following the effective time of the Merger other than for just cause, death, retirement, disability or voluntary resignation (excluding resignation for good reason), his salary (at its then current level) will be continued for a period of 18 months. Additionally, Mr, Hoffman will be entitled to certain benefits during the severance period, including life and health insurance, and he would receive annual incentive award payments equal to the average annual incentive awards paid to executives of the same or comparable designation during the three years prior to the change in control. In the event Mr. Hoffman should die during the severance period, the salary and benefits payments described above would be payable during the remainder of the term to his surviving spouse or his estate. Mr. Hoffman would also become immediately vested in any stock option or comparable award granted to him.

        In connection with the termination of his employment on November 21, 1997, the Company entered into a severance agreement with Mr. Ahearn. Pursuant to this agreement, Mr. Ahearn received a severance payment of $768,900 and a pro-rated bonus of $70,458. In addition, Mr. Ahearn will receive in three annual installments commencing January 1998 payments aggregating $204,190. In consideration for these payments, Mr. Ahearn provided the Company with a general release of claims, agreed to maintain the confidentiality of certain information and entered into a one-year covenant not-to-compete.

        During 1997, in connection with a Restricted Stock Agreement entered into in 1991 with the Company and Alliant Industries, Mr. Ahearn converted
   0.51 shares of Alliant Industries stock into 7,104 shares of Company common stock and redeemed his remaining 1.02 shares of Alliant Industries stock for $421,553 per share. The conversion and redemption amounts were based on third-party appraisals of Alliant Industries stock. Similarly, during 1997, Mr. Davis converted 0.5567 shares of Alliant Industries stock into 7,754 shares of Company common stock and redeemed his remaining
   1.1133 shares of Alliant Industries stock for $421,553 per share. The proceeds of the redemption to Mr. Davis were used, in part, to repay $315,257 of principal and interest on loans made by the Company to Mr. Davis for taxes withheld in connection with the vesting of his Alliant Industries stock. Mr. Davis was charged interest on these loans at the prime rate.

        Alliant Industries also has a consulting agreement with Mr. Root that became effective upon consummation of the Merger and Mr. Root's retirement. The consulting agreement provides that Mr. Root be paid $1,500 and $2,000 per day for consulting services performed in the United States and outside the United States, respectively. In addition, in connection with an early retirement agreement entered into with IES in 1995, Mr. Root, in addition to other retirement benefits he is entitled to as a retired officer, receives, as an unfunded supplemental pension benefit, $11,306.11 per month for a period of fifteen years. If Mr. Root dies before receiving payments for ten years, then his surviving spouse and children will receive such payments up to the end of such ten-year period. In such a case, payments beyond ten years will be forfeited. The Company is also obligated to pay, within three months of Mr. Root's death, a death benefit of $200,660 to his beneficiaries.

                      Retirement and Employee Benefit Plans

        Salaried employees (including officers) of the Company and WP&L are eligible to participate in a Retirement Plan maintained by WP&L. During his employment, Mr. Ahearn was not eligible to participate in the plan. All eligible persons whose compensation is reported in the foregoing Summary Compensation Table participated in the plan during 1997. Contributions to the plan are determined actuarially, computed on a straight-life annuity basis, and cannot be readily calculated as applied to any individual participant or small group of participants. For purposes of the plan, compensation means payment for services rendered, including vacation and sick pay, and is substantially equivalent to the salary amounts reported in the foregoing Summary Compensation Table. Retirement Plan benefits depend upon length of plan service (up to a maximum of 30 years), age at retirement, and amount of compensation (determined in accordance with the plan) and are reduced by up to 50 percent of Social Security benefits. Credited years of service under the plan for covered persons named in the foregoing Summary Compensation Table are as follows: Erroll B. Davis, Jr., 18 years; Eliot G. Protsch, 18 years; A. J. (Nino) Amato, 11 years; Daniel A. Doyle, 5 years; and William
   D. Harvey, 10 years. Assuming retirement at age 65, a Retirement Plan participant (in conjunction with the Unfunded Supplemental Retirement Plan described below) would be eligible at retirement for a maximum annual retirement benefit as follows:

                                         Retirement Plan Table
   Average
   Annual                        Annual Benefit After Specified Years in Plan*
   Compensation           5          10          15          20          25         30

    $125,000             $10,132     $20,265     $ 30,397   $ 40,529     $ 50,662   $ 60,794
     150,000              12,424      24,848       37,272     49,696       62,120     74,544
     200,000              17,007      34,015       51,022     68,029       85,037    102,044
     250,000              21,591      43,181       64,772     86,363      107,953    129,544
     300,000              26,174      52,348       78,522    104,696      130,870    157,044
     350,000              30,757      61,515       92,272    123,029      153,787    184,544
     400,000              35,341      70,681      106,022    141,363      176,703    212,044
     450,000              39,924      79,848      119,772    159,696      199,620    239,544
     475,000              42,216      84,431      126,647    168,863      211,078    253,294
     500,000              44,507      89,015      133,722    178,029      222,537    267,044
     525,000              46,799      93,598      140,397    187,196      233,995    280,794
     550,000              49,091      98,181      147,272    196,363      245,453    294,544

        * Average annual compensation is based upon the average of the highest 36 consecutive months of compensation.  The
    Retirement Plan benefits shown above are net of estimated Social Security benefits and do not reflect any deductions for other amounts.  The annual retirement benefits payable are subject to certain maximum limitations (in general, $150,000 for
    1996 and $160,000 for 1997) under the Internal Revenue Code.  Under the Retirement Plan and a supplemental survivors income plan, if a Retirement Plan participant dies prior to retirement, the designated survivor of the participant is entitled to a monthly income benefit equal to approximately 50 percent (100 percent in the case of certain executive officers and key management employees) of the monthly retirement benefit which would have been payable to the participant under the
    Retirement Plan if the participant had remained employed by the Company until eligible for normal retirement.

        Unfunded Supplemental Retirement Plan - WP&L maintains an Unfunded Supplemental Retirement Plan which provides funds for payment of retirement benefits above the limitations on payments from qualified pension plans in those cases where an employee's retirement benefits exceed the qualified plan limits. Additionally, the plan provides for payments of supplemental retirement benefits to employees holding the position of Vice President or higher, who have been granted additional months of service by the Board of Directors for purposes of computing retirement benefits.

        Unfunded Executive Tenure Compensation Plan - WP&L maintains an Unfunded Executive Tenure Compensation Plan to provide incentive for key executives to remain in the service of WP&L by providing additional compensation which is payable only if the executive remains with WP&L until retirement (or other termination if approved by the Board of Directors). In the case of the Chief Executive Officer only, in the event that the Chief Executive Officer (1) is terminated under his employment agreement with the Company (the "Employment Agreement") other than for Cause, Death or Disability (as those terms are defined in the Employment Agreement), (2) terminates his employment under the Employment Agreement for Good Reason (as such term is defined in the Employment Agreement), or
   (3) is terminated as a result of a failure of the Employment Agreement to be renewed automatically pursuant to its terms (regardless of the reason for such non-renewal), then for purposes of the plan, the Chief Executive Officer shall be deemed to have retired at age 65 and shall be entitled to benefits under the plan. Participants in the plan must be designated by the Chief Executive Officer of WP&L and approved by its Board of Directors. Mr. Davis was the only active participant in the plan as of December 31, 1997. The plan provides for monthly payments to a participant after retirement (at or after age 65, or with Board approval, prior to age 65) for 120 months. The payments will be equal to 25 percent of the participant's highest average salary for any consecutive 36-month period. If a participant dies prior to retirement or before 120 payments have been made, the participant's beneficiary will receive monthly payments equal to 50 percent of such amount for 120 months in the case of death before retirement, or if the participant dies after retirement, 50 percent of such amount for the balance of the 120 months. Annual benefits of $112,500 would be payable to Mr. Davis upon retirement, assuming he continues in WP&L's service until retirement at the same salary as was in effect on December 31, 1997.


   Supplemental Executive Retirement Plan - The Company maintains an unfunded Supplemental Executive Retirement Plan to provide incentive for key executives to remain in the service of WP&L by providing additional compensation which is payable only if the executive remains with WP&L until retirement, disability or death. Participants in the plan must be approved by the Compensation and Personnel Committee of the Board. The plan provides for payments of 60% of the participant's average annual earnings (base salary and bonus) for the highest paid three years out of the last ten years of the participant's employment. The normal retirement date under the plan is age 65 or the date the participant has completed 10 years of employment, whichever is later. If a participant retires prior to age 62, the 60% payment under the plan is reduced by 3% per year for each year the participant's retirement date precedes his/her normal retirement date. Benefit payments under the plan will be made for a maximum of 18 years, with a minimum of 12 years of payments if the participant dies after retirement. Messrs. Davis, Harvey, Protsch, and Doyle are participants in this plan. The following table shows payments under the plan, assuming a minimum of 10 years of service at retirement age.

                  Supplemental Executive Retirement Plan Table

             Average
            Compensation        < 10 Years        >10 Years
            $125,000                $0             $75,000
             150,000                 0              90,000
             200,000                 0             120,000
             250,000                 0             150,000
             300,000                 0             180,000
             350,000                 0             210,000
             400,000                 0             240,000
             450,000                 0             270,000
             500,000                 0             300,000
             550,000                 0             330,000


        Key Employee Deferred Compensation Plan - The Company maintains an unfunded Key Employee Deferred Compensation Plan under which participants may defer up to 100% of base salary or incentive compensation. The Company matches up to 50% of the employee deferral (plus 401(k) contributions up to 6% of pay, less 401(k) matching contributions). The deferrals and matching contributions receive an annual return equal to the A-utility bond rate with a minimum return no less than the prime interest rate published in the Wall Street Journal. Payments from the plan may be made in lump sums or installments at the election of the participant. Participants are selected by the CEO of Alliant Services Company. Messrs. Davis, Harvey, Protsch and Doyle participate in this plan.

                        ALLIANT SERVICES RETIREMENT PLANS

      IES Utilities Pension Plan: Prior to the completion of the Merger, IES Industries, IES Utilities and the Cedar Rapids and Iowa City Railway Company ("CRANDIC") (a current subsidiary of Alliant Industries, Inc.) maintained certain retirement and employee benefit plans for eligible employees. Upon completion of the Merger, IES Industries' interest in these plans was transferred to Alliant Services Company ("Alliant Services")(a wholly-owned subsidiary of the Company). Alliant Services, IES Utilities and CRANDICC now maintain non-contributory retirement plans covering employees who have at least one year of accredited service and who have elected to remain under these plans following the Merger. Mr. Liu participates in this plan. Maximum annual benefits payable at age 65 to participants who retire at age 65, calculated on the basis of straight life annuity, are illustrated in the following table:

                       Alliant Services Pension Plan Table
       Average of Highest Annual      Estimated Maximum Annual Retirement Benefits Based on Service
         Salary (Remuneration)                         Years of Service
          for 3 Consecutive
         Years of the last 10            15        20       25        30         35

              125,000                  26,869    35,828   44,784    53,741     62,697
              150,000                  32,683    43,576   54,471    65,366     76,259
              175,000                  35,913    48,282   60,650    73,019     85,388
              200,000                  40,038    54,282   68,525    82,769     97,013
              225,000                  44,163    60,282   76,400    92,519    108,638
              250,000                  44,818    61,235   77,652    94,068    110,485
              300,000                  44,818    61,235   77,652    94,068    110,485
              400,000                  44,818    61,235   77,652    94,068    110,485
              450,000                  44,818    61,235   77,652    94,068    110,485
              500,000                  44,818    61,235   77,652    94,068    110,485

      For 1997, $125,000 was the maximum benefits allowable under the retirement plans prescribed by Section 415 of the Code.

      With respect to Mr. Liu, the remuneration for retirement plan purposes would be substantially the same as that shown as "Salary" in the Pro-Forma Summary Compensation Table. As of December 31, 1997, Mr. Liu had 40 accredited years of service under the retirement plan.


        Alliant Services Supplemental Retirement Plans: Alliant Services maintains a non-qualified Supplemental Retirement Plan (SRP) for eligible former officers of IES Industries who have elected to remain under this plan following the Merger. Mr. Liu is the only executive named in the Pro-Forma Summary Compensation Table participating in this plan. The plan currently provides for payment of supplemental retirement benefits equal to 69% of the officer's base salary in effect at the date of retirement, reduced by benefits receivable under the qualified retirement plan, for a period not to exceed 18 years following the date of retirement. In the event of the death of the officer following retirement, similar payments reduced by the joint and survivor annuity of the qualified retirement plan will be made to his or her designated beneficiary (surviving spouse or dependent children), if any, for a period not to exceed 12 years from the date of the officer's retirement. Thus, if an officer died 12 years after retirement, no payment to the beneficiary would be made. Death benefits are provided on the same basis to a designated beneficiary for a period not to exceed 12 years from the date of death should the officer die prior to retirement. The Supplemental Retirement Plan further provides that if, at the time of the death of an officer, the officer is entitled to receive, is receiving, or has received supplemental retirement benefits by virtue of having taken retirement, a death benefit shall be paid to the officer's designated beneficiary or to the officer's estate in an amount equal to 100% of the officer's annual salary in effect at the date of retirement. Under certain circumstances, an officer who takes early retirement will be entitled to reduced benefits under the Supplemental Retirement Plan. The Supplemental Retirement Plan also provides for benefits in the event an officer becomes disabled under the terms of the qualified retirement plan. Life insurance policies on the participants have been purchased sufficient in amount to finance actuarially all future liabilities under the Supplemental Retirement Plan. The Supplemental Retirement Plan has been designed so that if the assumptions made as to mortality, experience, policy dividends, tax credits and other factors are realized, all life insurance premium payments will be recovered over the life of the Supplemental Retirement Plan.

        The following table shows the estimated annual benefits payable under the Supplemental Retirement Plan equal to 69% of the officer's base salary in effect at the date of retirement:

                            Alliant Services Company
                      Supplemental Retirement Plan Payments
                                 69% SRP Benefit
                                           Years of Service
       Annual Salary         15          20         25           30           35

        125,000            59,381       50,422     41,466      32,509       23,553
        150,000            70,817       59,924     49,029      38,134       27,241
        175,000            84,837       72,468     60,100      47,731       35,362
        200,000            97,962       83,718     69,475      55,231       40,987
        225,000           111,087       94,968     78,850      62,731       46,612
        250,000           127,682      111,265     94,848      78,432       62,015
        300,000           162,182      145,765    129,348     112,932       96,515
        400,000           231,182      214,765    198,348     181,932      165,515
        450,000           265,682      249,265    232,848     216,432      200,015
        500,000           300,182      283,765    267,348     250,932      234,515


        Mr. Liu has elected to continue under the supplemental retirement agreement previously provided to him by IES Industries and now maintained by Alliant Services which provides for payment of benefits equal to 75% of his base salary, for a period not to exceed 15 years following the date of retirement, and payment to the surviving spouse or dependent children for a period not to exceed 15 years following the date of retirement.

        The following table shows the estimated annual benefits payable under the Supplemental Retirement Plan equal to 75% of the officer's base salary in effect at the date of retirement:

                            Alliant Services Company
                      Supplemental Retirement Plan Payments
                                 75% SRP Benefit

                                           Years of Service
       Annual Salary         15          20         25           30           35

        125,000            66,881       57,922     48,966      40,009       31,053
        150,000            79,817       68,924     58,029      47,134       36,241
        175,000            95,337       82,968     70,600      58,231       45,862
        200,000           109,962       95,718     81,475      67,231       52,987
        225,000           124,587      108,468     92,350      76,231       60,112
        250,000           142,682      126,265    109,848      93,432       77,015
        300,000           180,182      163,765    147,348     130,932      114,515
        400,000           255,182      238,765    222,348     205,932      189,515
        450,000           292,682      276,265    259,848     243,432      227,015
        500,000           330,182      313,765    297,348     280,932      264,515


             Report of the Compensation and Personnel Committee
                          on Executive Compensation

        To Our Shareowners: The Compensation and Personnel Committee (the Committee") of the Board of Directors is comprised of five independent, non-employee directors who have no "interlocking" relationships, as defined by the Securities and Exchange Commission. The Committee assesses the effectiveness and competitiveness of, approves the design of, and administers executive compensation programs within a consistent total compensation framework for the Company. The Committee also reviews and approves all salary arrangements and other remuneration for executives, evaluates executive performance, and considers related matters. To support the Committee in carrying out its mission, an independent consultant is engaged to provide assistance to the Committee.

        The Committee is committed to implementing a total compensation program for executives which furthers the Company's mission. The Committee, therefore, adheres to the following compensation policies which are intended to facilitate the achievement of the Company's business strategies.

   - Total compensation should enhance the Company's ability to attract, retain, and encourage the development of exceptionally knowledgeable and experienced executives, upon whom, in large part, the successful operation and management of the Company depends.

   -    Base salary levels should be targeted at a competitive market range
        paid to executives of comparable companies.   Specifically, the
        Committee targets the median (50th percentile) of equally weighted data from utility and general industry companies.

   - Incentive compensation programs should strengthen the relationship between pay and performance by emphasizing variable, at-risk compensation that is consistent with meeting predetermined Company, subsidiary, and individual performance goals. In addition, incentive levels will be targeted at the median (50th percentile) of equally weighted data from utility and general industry companies.

   Components of Compensation
        The Committee relates total compensation levels for the Company's senior executives to the compensation paid to executives of comparable companies. As the Company is a diversified utility holding company with both regulated and non-regulated operations, comparison groups are customized to the respective position which an executive holds. Utility executives' pay is compared to that of executives with similar responsibilities at utilities and/or non-utilities (general industries) in both the Midwest and national markets, as well as to companies with similar revenue levels and employment levels. Compensation paid to holding company executives, including Mr. Davis, is compared to the compensation paid by a utility comparison group. However, in order to recognize holding company employees for increasing non-regulated business responsibilities, benchmark data also are drawn from similarly sized diversified industrial companies furnished by public survey data. For executives with sole responsibilities in the non-regulated businesses, comparison group data reflect the relevant mix of the non-regulated business operations.

        The Committee has determined that total executive compensation, including that for Mr. Davis, is in line with competitive salaries of the comparison groups of companies.

        The current elements of the Company's executive compensation program are base salary, short-term (annual) incentives and long-term (equity) incentives. These elements are addressed separately below. In determining each component of compensation, the Committee considers all elements of an executive's total compensation package, including benefit and perquisite programs.

   Base Salaries
        The Committee annually reviews each executive's base salary. Base salaries are targeted at a competitive market range when comparing both utility and non-utility (general industry) data. Base salaries are adjusted annually by the Committee to recognize changes in the market, varying levels of responsibility, prior experience, and breadth of knowledge. Increases to base salaries are driven primarily by market adjustments. Individual performance factors are not considered by the Committee in setting base salaries. Base pay adjustments are tied to market changes in appropriate salary levels and will minimize across-the-board increases. During 1997, all executive salaries were reviewed for market comparability using utility and general industry data contained in compensation surveys published by Edison Electric Institute, American Gas Association and several compensation consulting firms. Any recommended changes will be effective for 1998. Market ranges will be reviewed annually.

   Short-Term Incentives
        The goal of short-term (annual) incentive programs is to promote the Committee's pay-for-performance philosophy by providing executives with direct financial incentives in the form of annual cash or stock based bonuses to achieve corporate, subsidiary, and individual performance goals. Annual bonus opportunities allow the Committee to communicate specific goals that are of primary importance during the coming year and motivate executives to achieve these goals. The Committee on an annual basis reviews and approves the program's performance goals and the relative weight assigned to each goal as well as targeted and maximum award levels. A description of the short-term incentive programs available during 1997 to executive officers follows.

   Wisconsin Power and Light Company Management Incentive Plan - The WP&L Management Incentive Plan (the "WP&L MIP") covered utility executives and in 1997 was based on achieving annual targets in several areas of overall corporate performance that include profitability, operations and maintenance expense control, reduction in lost time accidents, and individual/team performance. Target and maximum bonus awards were set at the median of the utility market levels. Targets were considered by the Committee to be achievable, but require above-average performance from each of the executives. Actual payment of bonuses, as a percentage of annual salary, is determined by the level of performance achieved in each category. Weighting factors are applied to the percentage achievement under each category to determine overall performance. If the threshold performance level is not reached, there is no bonus payment associated with that particular category. Once the designated maximum performance is reached, there is no additional payment. The actual percentage of salary paid as a bonus, within the allowable range, is equal to the weighted average percent achievement for all the performance categories. For example, if the overall weighted performance achievement is 70%, the executive will receive 70% of his or her maximum allowable bonus award. Potential WP&L MIP awards for executives range from 0 to 40 percent of annual salary. The WP&L MIP does not allow for discretion in bonus determinations. In 1997 there was no payout for performance against the corporate targets. Executives received awards under the WP&L MIP for achievements against individual performance goals. Awards for 1997 under the WP&L MIP made to top executives (other than to Mr. Davis and Mr. Ahearn) are shown in the Summary Compensation Table.

   Heartland Development Corporation Management Incentive Plan - Mr. Ahearn and selected other executives of Heartland Development Corporation ("HDC") (renamed Alliant Industries following the Merger) were covered during 1997 by the HDC Management Incentive Plan (the "HDC MIP") which is based on achievement of specified combinations of net income and revenue growth targets and on achieving a number of other specific HDC performance objectives which included the development of business strategies for certain new ventures and restructuring and growth targets for existing operating units. The incentive compensation plan for Mr. Ahearn consisted of a potential award maximum of 80 percent of his base salary; 75 percent associated with performance in the net income and revenue growth category and 25 percent for the achievement of specific personal performance goals. The actual payment of bonuses as a percentage of annual salary is determined as described for the WP&L MIP. The HDC MIP awarded 48 percent of its allowable maximum in 1997. Mr. Ahearn's award for 1997 under the HDC MIP is set forth in the Summary Compensation Table.

   Management Incentive Plan - In 1997, Mr. Davis was covered by the Company's Management Incentive Plan (the "Company MIP"). Awards under the Company MIP in 1997 were based on WP&L, HDC and individual performance achievement in relation to predetermined goals. For each Plan year, the Committee determines the performance apportionment for Mr. Davis. In 1997 that apportionment was 50% for WP&L performance, 25% for HDC performance and 25% for individual performance. WP&L performance is measured based on the overall percentage achievement factor of the corporate goals established for the WP&L MIP. HDC performance is measured based on the overall percentage achievement of the 1997 financial performance goals from the HDC plan. Individual performance is measured based on the achievement of certain specific goals, which included strategy development and implementation, established for Mr. Davis by the Committee. The 1997 Company MIP award range for Mr. Davis was from 0 to 70 percent of annual salary. The actual payment of bonuses as a percentage of annual salary is determined as described for the WP&L MIP. In 1997, the Company MIP provided a payment to Mr. Davis as a result of the HDC financial performance component, and for achievement of the personal goals established by the Committee. For 1997 performance, Mr. Davis' annual bonus payment represented 22 percent of his base salary, as reflected in the Summary Compensation Table. Under the Company MIP, Mr. Davis was awarded $100,800 solely in connection with 1997 performance as discussed above. In the judgment of the Committee, Mr. Davis' award range is in line with the median of the same combined utility and general industry comparison group used for base salary comparisons.

   Long-Term Incentives
        The Committee strongly believes compensation for senior executives should include long-term, at-risk pay to strengthen the alignment of shareowner and management. In this regard, the Long-Term Equity Incentive Plan allows for grants of stock options, restricted stock, and performance
   units/shares with respect to the Company's common stock.   The Committee
   believes the Long-Term Equity Incentive Plan balances the Company's existing compensation programs by emphasizing compensation based on the long-term successful performance of the Company from the perspective of the shareowners. Stock options provide a reward that is directly tied to the benefit shareowners receive from increases in the price of the Company's common stock. The payout from the performance units is based on the Company 's continued payment of dividends, a significant component of investment returns for utilities, and the relative total return to shareowners compared to other comparable investments. Thus, the two components of the Long-Term Equity Incentive Plan, i.e., stock options and performance units, provide incentives for management to produce superior shareowner returns on both an absolute and relative basis. During 1997 the Committee made a grant of stock options and performance units to Messrs Davis, Amato, Protsch and Harvey. All option grants were made at the fair market value of Company common stock on the date the grants were approved (January 2, 1997). The options vest after three years and have a ten-year term from the date of the grant. Executives were also granted performance units which will accumulate all of the dividends paid on one share of the Company's common stock over a three-year period. One performance unit was granted for each option received by the executive. Accrued dividends are not reinvested in the Company's common stock, nor is any interest paid on accrued dividends. Performance units will be paid out in cash or in shares of the Company's common stock. The payment will be modified by a performance multiplier which ranges from 0 to 1.75 based on the three year average of the Company's total shareowner return relative to a utility holding company peer group. If the Company's total shareowner return for the three year period is negative, the performance unit payout will be zero. In determining actual award levels, the Committee was primarily concerned with providing a competitive total compensation level to officers. As such, award levels (including the awards made to Mr. Davis) were based on a competitive analysis of similarly-sized utility companies that took into consideration the market level of long-term incentives, as well as the competitiveness of the total compensation package. Award ranges, as well as individual award levels, were then established based on responsibility level and market competitiveness. No corporate or individual performance measures were reviewed in connection with the awards of options and performance units. Award levels were targeted to the median of the range of such awards paid by comparable companies. In addition, the Committee did not consider the amounts of options or performance units already outstanding or previously granted when making awards for 1997.

   Special Bonus Payout
        During 1997, Company executives devoted considerable time and effort toward the completion of the Merger. The Committee and the Board determined that there should be appropriate recognition and reward for this work. Therefore, the Committee recommended and the Board approved special one time bonus awards in the amounts of $100,000 for Mr. Davis, $25,000 for Mr. Protsch, $25,000 for Mr. Harvey, $10,000 for Mr. Doyle and $5,000 for Mr. Amato.

   Policy With Respect to the $1 Million Deduction Limit
        Section 162(m) of the Internal Revenue Code generally limits the corporate deduction for compensation paid to executive officers named in the proxy statement to $1 million unless such compensation is based upon performance objectives meeting certain regulatory criteria or is otherwise excluded from the limitation. The Committee has carefully considered the impact of this tax code provision. Based on the Committee's commitment to link compensation with performance as described in this report, the Committee currently intends to qualify compensation paid to the Company's executive officers for deductibility by the Company under Section 162(m).

   Conclusion
        The Committee believes the existing executive compensation policies and programs provide the appropriate level of competitive compensation for the Company's executives. In addition, the Committee believes that the long and short term performance incentives effectively align the interests of executives and shareowners toward a successful future for the Company.


                                COMPENSATION AND PERSONNEL COMMITTEE
                                Arnold M. Nemirow (Chair)
                                Alan B. Arends
                                Jack R. Newman
                                Judith D. Pyle
                                Anthony R. Weiler


               Comparison of Five-Year Cumulative Total Return

        Rules of the Securities and Exchange Commission ("SEC") require that the Company show a graphical comparison of the total return on its common stock for the last five fiscal years with the total returns of a broad market index and a more narrowly focused industry or group index. (Total return is defined as the return on common stock including dividends and stock price appreciation, assuming reinvestment of dividends.) The Company has selected the Standard & Poors (S&P) 500 index for the broad market index, and the S&P Utility Index as the industry index. These indices were selected because of their broad availability and recognition. The following chart compares the total return of an investment of $100 in Company common stock on December 31, 1992, with like returns for the S&P 500 and S&P Utilities indices. Pursuant to SEC rules, the table reflects only information regarding the common stock of the Company (formally known as WPL Holdings, Inc.).



                               [Performance Chart]


                          1992     1993     1993      1995      1996      1997
   WPL Holdings, Inc.   $100.00  $102.48   $91.04   $108.82   $106.68   $134.86
   S&P Utilities Index  $100.00  $114.44  $105.35   $149.63   $154.30   $192.34
   S&P 500 Index        $100.00  $110.08  $111.53   $153.45   $188.68   $251.63


    COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

        The Company's directors, its executive officers, and certain other officers are required to report their ownership of the Company's common stock and WP&L preferred stock and IES Utilities preferred stock and any changes in that ownership to the Securities and Exchange Commission and the New York Stock Exchange. To the best of the Company's knowledge, all required filings in 1997 were properly made in a timely fashion. In making the above statements, the Company has relied on the representations of the persons involved and on copies of their reports filed with the Securities and Exchange Commission.


                                   GENERAL

        Voting - The outstanding voting securities of the Company on the record date stated below consisted of 76,754,618 shares of common stock. Only shareowners of the Company of record on its books at the close of business on May 11, 1998, are entitled to vote at the meeting. Each such shareowner is entitled to one vote for each share of common stock registered in his or her name on the record date, on each matter submitted to a vote at the meeting. Shareowners may vote either in person or by duly authorized proxy. The giving of proxies by shareowners will not affect their right to vote their shares if they attend the meeting and desire to vote in person. Presence at the meeting of a shareowner who signed a proxy, however, does not itself revoke the proxy. A proxy may be revoked by the person giving it at any time prior to the time it is voted by advising the Secretary of the Company prior to such voting. A proxy may also be revoked by a shareowner who duly executes another proxy bearing a later date but prior to the voting. All shares represented by effective proxies on the enclosed form, received by the Company, will be voted at the meeting or any adjourned session of the meeting, all in accordance with the terms of such proxies.

        Proposals of Shareowners - Under the rules of the Securities and Exchange Commission, any shareowner proposal intended to be presented at the 1999 Annual Meeting of Shareowners must be received at the principal office of the Company no later than January 19, 1999, in order to be eligible to be considered for inclusion in the Company's proxy materials relating to that meeting.

        Independent Auditors - The Board of Directors has appointed Arthur Andersen LLP as the Company's independent auditors for 1998. Arthur Andersen LLP acted as independent auditors for the Company in 1997. Representatives of Arthur Andersen LLP are expected to be present at the meeting with the opportunity to make a statement if they so desire. Such representatives are also expected to be available to respond to appropriate questions.

        Other Business - The meeting is being held for the purposes set forth in the notice accompanying this proxy statement. The Board of Directors of the Company knows of no business to be transacted at the meeting other than that set forth in the notice. However, if any other business should properly be presented to the meeting, the proxies will be voted in respect thereof in accordance with the judgment of the person or persons voting the proxies.


                                      By Order of the Board of Directors



                                      Edward M. Gleason
                                      Vice President, Treasurer
                                      and Corporate Secretary

                                                                   Appendix A


                            PROPOSED AMENDMENT TO THE
                       RESTATED ARTICLES OF INCORPORATION
                        OF INTERSTATE ENERGY CORPORATION


        Proposed additions and deletions effected by the Name Change Amendment are in bold type and indicated by overstriking, respectively. EDGAR only: Additions are bracketed and deletions are between *s.


                                    ARTICLE 1

        The name of the corporation is *Interstate Energy Corporation* [Alliant Corporation.]

                                                         Preliminary Copy

                          Interstate Energy Corporation
                 Annual Meeting of Shareowners on June 24, 1998

    This proxy is solicited on behalf of the Board of Directors of Interstate Energy Corporation

   The Board of Directors recommend a vote "FOR" proposal 1 and a vote "FOR" the election of all listed nominees. If no specification is given, the proxies will vote FOR proposal 1 and FOR the election of all listed nominees. To vote in accordance with the Board of Director's recommendations, just sign on the reverse side without checking any boxes.

   PLEASE SIGN, DATE AND RETURN THIS PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

   1.   Amendment to Restated          For       Against        Abstain
        Articles of Incorporation to
        Change the name of the
        Company to Alliant Corporation.


   2.   ELECTION OF DIRECTORS         Indicate your vote by an (X) in the
        Nominees for term ending            appropriate box.
        in:

                                                   Withhold      For All
               2001                   For All       For All      Except (*)
          Joyce L. Hanes
          Arnold M. Nemirow
          Jack R. Newman
          Judith D. Pyle
          David Q. Reed

               2000
          Lee Liu
          Robert W. Schlutz
          Wayne H. Stoppelmoor

               1999
          Alan B. Arends
          Robert D. Ray
          Anthony R. Weiler

                                      (*)  To withhold authority to vote for
                                           any individual nominee, strike a
                                           line through the nominee's name
                                           above and mark an (x) in the "For
                                           All Except" box.

                Proxy to be signed and dated on the reverse side.

       *   Please fold and detach card at perforation before mailing.   *

                          Interstate Energy Corporation
                 Annual Meeting of Shareowners on June 24, 1998

   The undersigned appoints Erroll B. Davis, Jr. and Edward M. Gleason, or either of them, attorneys and proxies, with the power of substitution to vote all shares of stock of Interstate Energy Corporation held of record in the name of the undersigned (including any shares held or credited to the undersigned's account under the Company's Shareowner Direct Plan and ISU Employee Stock Ownership Plan) at the close of business on May 11, 1998, at the 1998 annual meeting of shareowners to be held at the Collins Plaza Hotel and Convention Center, 1200 Collins Road NE, Cedar Rapids, Iowa, on June 24, 1998 at 10:00 a.m. and at all adjournments thereof, upon all matters that properly come before the meeting, including the matters described in the Company's Notice of Annual Meeting of Shareowners dated May 18, 1998 and accompanying Proxy Statement subject to any directions on the reverse side of this card

                                        PROXY NUMBER     ACCOUNT NUMBER
        SHAREOWNERS NAME
        SHAREOWNERS ADDRESS      Dated:________________________________
        SHAREOWNERS ADDRESS
        SHAREOWNERS ADDRESS      ______________________________________
        SHAREOWNERS ADDRESS      Signature
        SHAREOWNERS ADDRESS
                                 Please sign exactly as name appears hereon.
                                 When signing as attorney, executor,
                                 administrator, trustee, or guardian, give your full title as such. In the case of JOINT HOLDERS, all should sign.




   Dear Shareowners,

   You are invited to attend the Annual Meeting of Shareowners on Wednesday, June 24, 1998, at 10:00 a.m. at the Collins Plaza Hotel and Convention Center, 1200 Collins Road, NE, Cedar Rapids, Iowa. If you plan to attend the meeting, please complete and detach the Reservation Form below and return it with the signed proxy card.

   We hope you will be able to join us to review the year and take a look at what the future holds for the new Company. Seating is limited in the meeting room and will be filled on a first-come basis. Complimentary beverages and pastries will be served after the meeting.

   Above is your 1998 Interstate Energy Corporation Proxy Card. Whether or not you are able to attend the meeting in person, please mark the attached proxy to indicate your voting preferences and sign, detach and return the proxy card and Reservation card (if applicable) in the enclosed postage-paid envelope.


                           ANNUAL MEETING RESERVATION


   SHAREOWNERS NAME         Return this stub only if you are planning
   SHAREOWNERS ADDRESS      to attend the Meeting.
   SHAREOWNERS ADDRESS
   SHAREOWNERS ADDRESS      I (WE) WILL ATTEND THE ANNUAL MEETING.
   SHAREOWNERS ADDRESS
   SHAREOWNERS ADDRESS      Please list your name(s) and your guest(s)
                            below.

   ACCOUNT NUMBER           ___________________________________
                            ___________________________________
                            ___________________________________